SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________

December 23, 1999

(Date of Report (date of earliest event reported))

TAYLOR DEVICES, INC.

(Exact name of registrant as specified in charter)

New York 0-3498 16-0797789

(State or other (Commission File (IRS Employer

Jurisdiction of Number Identification No.)

Incorporation

90 Taylor Drive, North Tonawanda, New York 14120-0748

(Address of principal executive offices) (Zip Code)

716-694-0800

(Registrant's telephone number, including area code)

Item 5.Other Events.

On December 23, 1999, the Board of Directors voted unanimaously to continue Registrant's plan to purchase shares of its outstanding common stock, $.025 par value ("Shares") from selling shareholders at the directon of Registrant's President and Chief Executive Officer, Douglas P. Taylor. Of the $225,000 cash on hand originally authorized by the Board in December 1998 for this purpose, approximately $90,000 remains, and the Board has authorized an additional $135,000 of Registrant's cash on hand for the plan. Purchases may be made from time to time, commencing January 1, 2000 through December 31, 2000 at the then current market price of the Shares. Registrant expects to execute the plan through open-market purchases.

Exhibits filed as part of this Report:

Exhibit Number Page in sequential numbering

System where Exhibit is found

(99) Press release dated

December 29, 1999 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR DEVICES, INC.

(registrant)

DATED: December 23, 1999 By: /s/ Douglas P. Taylor Douglas P. Taylor, President

And Chief Executive Officer

Exhibit 99

PRESS RELEASE DATED DECEMBER 29, 1999

Contact: Henry T. Rockwell

(203) 262-6590

FOR IMMEDIATE RELEASE

TAYLOR DEVICES, INC. TO PURCHASE SHARES

North Tonawanda, NY December 29,1999 - Taylor Devices, Inc. (NASDAQ: TAYD) announced today that its Board of Directors voted unanimously to continue the Company's plan to purchase shares of its outstanding common stock, $.025 par value ("Shares") from selling shareholders at the direction of the Company's President and Chief Executive Officer, Douglas P. Taylor. Of the $225,000 cash on hand originally authorized by the Board in December 1998 for this purpose, approximately $90,000 remains, and the Board has authorized an additional $135,000 of the Company's cash on hand for the plan. Purchases may be made from time to time, commencing January 1, 2000 through December 31, 2000 at the then current market price of the Shares. The Company expects to execute the plan through open-market purchases.

Taylor Devices, Inc. employs over 80 people in Western New York, and designs, develops, manufactures, and markets tension control, energy storage and shock absorption devices for use in various types of machinery, equipment and structures, including devices for seismic protection and isolation of wind-induced vibration.